Consent of Independent Public Accountants



     We consent to the inclusion in this registration statement of Rampart Capital Corporation on Form SB2 of our report dated March 4, 1998, on our examinations of the financial statements of Rampart Capital Corporation. We also consent to the reference to our firm under the caption "Experts".





PANNELL KERR FORSTER OF TEXAS, P.C.



Houston, Texas
January 13, 1999